Exhibit 99(a)

Household Home Equity Loan Trust 2002-1


Original Principal Class A             900,771,000.00
Number of Class A Bonds (000's)            900,771.00
Original Principal Class M             112,596,000.00
Number of Class M Bond (000's)             112,596.00


Distribution Date                                          Sum of 01/20/2002 to
                                                                12/20/2002
                                                                Total 2002
CLASS A
Principal Distribution                                            291,036,724.10
Class A Interest Distribution                                      13,185,885.53

Total Distribution Amount - Class A                               304,222,609.63


CLASS M
Principal Distribution                                             36,379,469.36
Interest Distribution                                               1,989,422.77

Total Distribution Amount                                          38,368,892.13